PROMISSORY NOTE

$1,863,062.00	November 30, 2010

FOR VALUE RECEIVED, the undersigned, FIRST STREET HOSPITAL, L.P., a Texas limited partnership (the "Maker", whether one or more, and if more than one, jointly and severally), promises to pay to the order of THE BANK OF RIVER OAKS {the "Payee", together with any and all subsequent owners and holders of this Note), at its offices at 2929 Kirby Drive, Houston, Texas 77098, or such other place as Payee shall designate in writing to Maker, which at the time of payment is legal tender of the United States of America for payment of public and private debts, the principal sum of $1,863,062.00, or so much thereof as may be advanced and outstanding hereunder, together with interest thereon from and after date hereof until maturity at a fixed rate of 6.50% per annum (the "Contract Rate"), computed on the basis of a year of 360 days, and for the actual number of days elapsed, unless such calculation would result in a usurious rate, in which case interest shall be calculated on the per annum basis of 365 or 366 days, as the case may be.

It is understood and agreed by and between the Maker and Payee that the entire principal of this Note is not being advanced in full to the Maker upon the execution hereof, but subsequent and periodic advancements in various increments will be made to the Maker, upon request to the Payee, up to, but not to exceed, the maximum of the face value hereof, pursuant to the terms and provisions of a Construction Loan Agreement ("Loan Agreement") dated May 4, 2010, by and between the Maker and Payee, as amended. Interest on this Note shall accrue only on the principal advanced from the time it is so advanced, at the Contract Rate.

Interest only, accruing and to accrue on this Note, shall be due and payable monthly as it accrues beginning 1 month from the date hereof, and continuing regularly on the same day of each succeeding calendar month thereafter until and including 12 months from the date hereof. Thereafter, the principal and interest of this Note shall be due and payable in monthly installments of $27,753.05 each, beginning 13 months from the date hereof, and continuing regularly on the same day of each succeeding calendar month thereafter until 3 years from the date hereof, when the entire amount, principal and interest then remaining unpaid, shall be due and payable. In the event an installment, or the maturity date as set forth herein, is due on the 29th, 30th, or 31st day of the month, for each month which does not have a 29th, 30th, or 31st day, such installment, or the final payment, as applicable, shall be due on the last day of such month, THIS NOTE IS PAYABLE IN FULL ON OR BEFORE 3 YEARS FROM THE DATE OF THIS NOTE. AT MATURITY, MAKER MUST REPAY THE ENTIRE PRINCIPAL BALANCE OF THIS NOTE AND UNPAID INTEREST THEN DUE. PAYEE IS UNDER NO OBLIGATION TO REFINANCE THIS NOTE AT THAT TIME. MAKER WILL, THEREFORE, BE REQUIRED TO MAKE PAYMENT OUT OF OTHER ASSETS THAT MAKER MAY OWN, OR MAKER WILL HAVE TO FIND A LENDER, WHICH MAY BE THE PAYEE, WILLING TO LEND MAKER THE MONEY. IF MAKER REFINANCES THIS NOTE AT MATURITY, MAKER MAY HAVE TO PAY SOME OR ALL OF THE CLOSING COSTS NORMALLY ASSOCIATED WITH A NEW LOAN EVEN IF MAKER OBTAIN REFINANCING FROM THE PAYEE.

All payments due under this Note shall be made by Maker without offset or other reduction. Upon an Event of Default and the expiration of any notice and/or cure period provided in the Loan Agreement, regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), Payee, at its option, may also, if permitted under Applicable Law (as defined below), do one or both of the following: (a) increase the Contract Rate to the

Maximum Rate, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased Contract Rate).

If any payment of principal or interest on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computing of interest in connection with such payment. As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday or federal banking holiday upon which Payee is closed. Any check, draft, money order or other instrument given in payment of all or any portion of this Note may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.

Unless otherwise agreed in writing, or otherwise required by Applicable Law, interest on this Note will be calculated on the unpaid principal balance to the date each installment is paid and each installment payment will be applied first to unpaid accrued interest, then to principal, and any remaining amount to any unpaid collection costs, delinquency charges and other charges; provided, however, upon delinquency or other Event of Default, Payee reserves the right to apply installment payments among principal, interest, delinquency charges, collection costs and other charges, at its discretion.

Maker agrees not to send payments marked "paid in full," "without recourse," or similar language. If Maker sends such a payment, Payee may accept it without losing any of Payee's rights under this Note, and Maker will remain obligated to pay any further amounts owed or that may become owed to Payee. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount, must be mailed or delivered to: 2929 Kirby, Houston, Texas 77098; Attention: President.

Maker shall have the privilege to prepay at any time, and from time to time, all or any part of the principal amount of this Note, without notice, penalty or fee. Except as expressly provided herein to the contrary, all prepayments on this Note shall be applied in the following order of priority: (i) the payment or reimbursement of any expenses, costs, or obligations (other than the outstanding principal balance hereof and interest hereon) for which either Maker shall be obligated or Payee shall be entitled pursuant to the provisions of this Note or the other Security Instruments (as defined below), (ii) the payment of accrued but unpaid interest hereon, and (iii) the payment of all or any portion of the principal balance hereof then outstanding hereunder, in the inverse order of maturity.

Maker agrees that upon the occurrence of any one or more of the following events of default ("Event of Default"):

(1) failure of Maker to pay any installment of principal of or interest on this Note or on any other indebtedness of Maker to Payee when due; or

(2) the occurrence of any event of default specified in any of the other documents evidencing, securing, governing, guaranteeing and/or pertaining to this Note including, but not limited to, the Loan Agreement and the Security Instruments;

the holder of this Note may, at its option, without further notice or demand except as provided in the Loan Agreement, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (ii) refuse to advance any additional amounts under this Note, (iii)

foreclose all liens securing payment hereof, (iv) pursue any and all other rights, remedies, and recourses available to the holder hereof, including but not limited to any such rights, remedies, or recourses under any of the Security Instruments, or other loan documents, at law or in equity, or (v) pursue any combination of the foregoing.

All makers, endorsers, sureties and guarantors hereof, as well as all other parties to become liable on this Note, hereby severally: (i) except as specifically provided in the Loan Agreement, waive notice of default, demand, notice of intent of demand, presentment for payment, notice of non-payment, protest, notice of protest, grace, notice of intent to accelerate maturity, notice of acceleration of maturity, filing of suit, diligence in collection or enforcing any of the security for this Note; (ii) except as specifically provided otherwise in the Security Instruments, agree that they are and shall be jointly, severally, directly and primarily liable for the repayment of all sums due and owing under this Note; (iii) consent to any and all renewals, extensions and modification in the time of payment and to any other indulgence with respect to this Note; (iv) agree that Payee shall not be required first to institute suit or exhaust its remedies against Maker or others liable or to become liable on this Note, or to enforce its rights against them or any security for this Note; (v) agree to any substitution, subordination, exchange or release of any security for this Note, or the release of any party primarily or secondarily liable on this Note; and (vi) acknowledge that Payee has no duty of good faith to Maker and that no fiduciary, trust or other special relationship exists between Maker and Payee. Maker acknowledges and agrees that it may be required to pay this Note in full without assistance from any other party, or any collateral or security for this Note. Payee shall not be required to mitigate damages, file suit, or take any action to foreclose, proceed against, or exhaust any collateral or security in order to enforce the payment of this Note.

Upon the occurrence of an Event of Default, and if any action is taken by Payee to enforce the terms and provisions of this Note, including, but not limited to, this Note is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through any Probate, Bankruptcy Court, or any judicial proceeding whatsoever, then Maker agrees and promises to pay Payee's reasonable expenses and costs, including, but not limited to, attorney's fees.

This Note, and its validity, enforcement, and interpretation, shall be governed by and construed in accordance with Applicable Law, without regard to any conflict of law rules and principles. It is expressly provided and stipulated that notwithstanding any provision of this Note or any other instrument evidencing or securing the loan evidenced hereby, in no event shall the aggregate of all interest paid by Maker to Payee under this Note ever exceed the Maximum Rate on the principal balance of this Note from time to time advanced and remaining unpaid. In this connection, it is expressly stipulated and agreed that it is the intent of Payee and Maker in the execution and delivery of this Note to contract in strict compliance with Applicable Law as defined below. In furtherance thereof, none of the terms of this Note or any other instrument evidencing or securing the loan evidenced hereby, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, at a rate in excess of the Maximum Rate permitted to be charged of Maker under Applicable Law. Maker or any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall never be liable for interest in excess of the Maximum Rate, and the provision of this paragraph and the immediately succeeding paragraph shall govern over all other provisions of this Note and any instruments evidencing or securing the loan evidenced hereby, should such provisions be in apparent conflict herewith.

Specifically and without limiting the generality of the foregoing paragraph, it is expressly provided that:

(i) In the event of prepayment of the principal of this Note (if permitted hereunder) or the payment of the principal of this Note prior to the stated maturity date hereof resulting from acceleration of maturity of this Note, if the aggregate amounts of interest accruing hereon prior to such payment plus the amount of any interest accruing after maturity and plus any other amounts paid or accrued in connection with the loan evidenced hereby which by Applicable Law are deemed interest on the loan evidenced by this Note and which aggregate amount paid or accrued (if calculated in accordance with the provisions of this Note other than this paragraph) would exceed the Maximum Rate, then in such event the amount of such excess shall be credited, as of the date paid, toward the payment of principal of this Note so as to reduce the amount of the final payment of principal due on this Note;

(ii) If under any circumstance the aggregate amounts paid on the loan evidenced by this Note prior to and incident to the final payment hereof include amounts which by Applicable Law are deemed interest and which would exceed the Maximum Rate, Maker stipulates that such payment and collection will have been and will be deemed to have been the result of a mathematical error on the part of both Maker and Payee, and any excess shall be credited on the Note by Payee. If this Note shall have been paid in full, Payee shall promptly refund the amount of such excess (to the extent only of the excess of such interest payments above the Maximum Rate) upon the discovery of such error or notice thereof; and

(iii) All amounts paid or agreed to be paid in connection with the indebtedness evidenced by this Note which would under Applicable Law be deemed interest shall, to the extent provided by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of this Note.

As security for this Note and all indebtedness which may at any time be owing by any Maker under this Note to Payee, upon the occurrence of an Event of Default and the expiration of any right to cure period in the Loan Agreement, each Maker hereby grants Payee a right of setoff on any property of any Maker in its possession, including, without limitation, that which it may hold for collection or safekeeping, and on any money or accounts on deposit with Payee, and Payee may retain and apply the property, money, securities or accounts to the payment of this Note or such other indebtedness with or without notice to any Maker. This right of Payee is in addition to any other right of setoff which Payee may have under Applicable Law.

As security for this Note and all indebtedness which may at any time be owing by any Maker under this Note to Payee, upon the occurrence of an Event of Default and the expiration of any right to cure period in the Loan Agreement, each Maker hereby grants Payee a right of setoff on any property of any Maker in its possession, including, without limitation, that which it may hold for collection or safekeeping, and on any money or accounts on deposit with Payee, and Payee may retain and apply the property, money, securities or accounts to the payment of this Note or such other indebtedness with or without notice to any Maker. This right of Payee is in addition to any other right of setoff which Payee may have under Applicable Law.

As used herein, the term "Applicable Law" means the laws of the State of Texas and laws of the United States of America in effect from time to time and applicable to this Note.

As used herein, the term "Maximum Rate" means the maximum lawful non-usurious rate of interest (if any) which, under Applicable Law, Payee is permitted to charge Maker on this Note from time to time. It is intended that Chapter 303 of the Texas Finance Code shall be included in the laws of the State of Texas in determining Applicable Law, and including, to the extent permitted by Applicable Law, any future amendments or any new laws coming into effect in the future to the extent a higher rate of interest is permitted by any such amendment or new law. If Applicable Law does not provide for a maximum non-usurious rate of interest, the Maximum Rate shall be 18% per annum.

Except as otherwise provided herein or required by Applicable Law, any notice or communication required or permitted hereunder to be given to either Maker or Payee pursuant to the terms hereof shall be given in writing, sent by (i) personal delivery, or (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, or (iv) facsimile (provided that such facsimile is confirmed by expedited delivery service or by United States mail in the manner previously described), addressed to Maker or Payee at the address as contained herein or to such other address as either party shall have designated by written notice, sent in accordance with this paragraph at least 30 days prior to the date of the giving of such notice. Except as provided otherwise, any such notice or communication shall be deemed to have been given and received either at the time of personal delivery, or in the case of mail, as of the date 3 business days after deposit in an official depository of the United States mail, or in the case of either delivery service or facsimile, upon receipt. To the extent actual receipt is required, rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was received shall be deemed to be receipt of the notice, demand, request or other communication sent.

This Note is secured by all security agreements, guaranty agreements, loan agreements, collateral assignments, mortgages, deeds of trust and any other lien instruments executed by Maker, or any other party as pledgor, surety, or guarantor for Maker, in favor of Payee, including those executed simultaneously herewith, those previously executed and those hereafter executed (the "Security Instruments"), including, but not limited to, the following:

Security Agreement of even date herewith, executed by Maker to Payee, covering equipment.

Guaranty Agreements of even date herewith, executed by the following for the benefit of Payee:

DAVID L. BLUMFIELD, M.D.,
MICHAEL CIARAVINO, M.D.,
RIVA LINDA COLLINS, M.D.,
E. LEON ETTER, II, M.D., ABDEL FUSTOK, M.D.,
KAARE KOLSTAD, M.D.,
STEFAN W. KRUEZER,
MARC LABBE, M.D.,
KENNETH J. LEE, M.D.,
PATRICK C. MCCULLOCH, M.D.,
RICHARD G. NIXON, M.D.,
FRANKLIN ROSE, M.D.,
ANTHONY ROTONDO,
TODD SIFF, M.D.,
DAVID E. TOMASZEK, M.D.,
KEVIN VARNER, M.D., and
JACOBO VARON, M.D.

Maker understands and agrees that (i) Payee's document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and (ii) Maker waives any right that it may have to claim that the imaged copies of the loan documents are not originals. All parties agree that any executed facsimile (faxed) copy of this document shall be deemed to be of the same force and effect as the original, manually executed documents.

Maker and Payee agree that all disputes, claims and controversies between them whether individual, joint, or class in nature, arising from this document or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Rules of the American

Arbitration Association in effect at the time the claim is filed, upon request of either party. No act to take or dispose of any Collateral or Property (as defined herein or in any Related Document) securing this document shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief, including but not limited to, a temporary restraining order, temporary injunction or prejudgment writs of garnishment, attachment or sequestration, or a receiver from a court of competent jurisdiction, or invoking a power of sale under any deed of trust or mortgage; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to applicable law. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any Collateral or Property securing this document, including any claim to rescind, reform, or otherwise modify any agreement relating to the Collateral or Property securing this document, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party such authority being reserved to a court of competent jurisdiction. Judgment upon any award rendered by any arbitrator may be entered and enforced in any court having jurisdiction. Nothing in this document shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be adjudicated in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision. All arbitration proceedings shall be conducted in Houston, Harris County, Texas.

JURY WAIVER. MAKER AND PAYEE (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT, THE RELATED DOCUMENTS, OR ANY RELATIONSHIP BETWEEN OR AMONG THEM. THIS PROVISION IS A MATERIAL INDUCEMENT TO PAYEE TO PROVIDE THE FINANCING EVIDENCED BY THIS DOCUMENT AND THE RELATED DOCUMENTS.

Where appropriate, any pertinent noun, verb or pronoun shall be construed and interpreted to include both the proper number and gender. This Note shall not be renewed, extended, or modified except by a written instrument evidencing the same.

Address:	FIRST STREET HOSPITAL, L.P.
4801 Bissonnet
Bellaire, Texas 77401	By:	First Surgical Partners, L.L.C.,
a Texas limited liability company, its general partner
Title

THE STATE OF TEXAS COUNTY OF HARRIS

This instrument was acknowledged before me on the  30 day of November, 2010, by Tony Rotondo, Member, for and on behalf of First Surgical Partners, L.L.C., a Texas limited liability company, in its capacity as the General Partner of FIRST STREET HOSPITAL, LP , a Texas limited partnership.

By:	/s/Brenda Tappin
NOTARY PUBLIC, STATE OF TEXAS

THE STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me on the 30 day of November, 2010,by Jacobo Varon, M.D., Member, for and on behalf of First Surgical Partners, L.L.C., a Texas limited liability company, in its capacity as the General Partner of FIRST STREET HOSPITAL, L,P,, a Texas limited partnership.

By:	/s/Brenda Tappin
NOTARY PUBLIC, STATE OF TEXAS